UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2016
AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-31911	42-1447959
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6000 Westown Parkway, West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)
(515) 221-0002
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b) and (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 4, 2016, American Equity Investment Life Holding Company (the “Company”) and David J. Noble entered into an Amended and Restated Retirement Benefit Agreement (the “Amended Agreement”), which amends and restates the Amended Retirement Benefit Agreement previously entered into between the Company and Mr. Noble, dated March 29, 2010 (the “Prior Agreement”). The Amended Agreement provides that Mr. Noble will retire as Executive Chairman effective July 1, 2016. Mr. Noble will continue to serve as Chairman of the Company’s Board of Directors. Mr. Noble founded the Company in 1995 and has been employed by the Company since its formation, including as Executive Chairman since January 1, 2009 and as Chairman, Chief Executive Officer, President and Treasurer from 1995 to 2009.
The Amended Agreement also provides that Mr. Noble will receive a monthly benefit equal to $67,083 (1/12th of his annual salary in effect at the time of retirement) for 60 months (the amount to which he would have been entitled under the Prior Agreement). If Mr. Noble dies before the end of the 60-month period, payment will be made during the balance of the period (or, if less, for 24 months) to a trust designated by Mr. Noble. Additionally, during his lifetime, Mr. Noble will have access to Company aircraft for his personal use for a limited number of hours per year at no expense to him (other than applicable taxes). The terms of the Prior Agreement otherwise generally continue in effect.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2016	AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

	By:	/s/ John M. Matovina
	Name:	John M. Matovina
	Title:	Chief Executive Officer and President